Exhibit 99.5

Frequently Asked Questions for Paradyne Employees

Zhone – Paradyne Combination

Notes for Paradyne Employees

July 8, 2005

What is happening?

Zhone Technologies and Paradyne have agreed upon terms and conditions for a merger. Zhone will be the controlling entity who has governance going forward.

The transaction is expected to close in the Fall of 2005, and the press release is posted on our homepage.

Who is Zhone?

Zhone is a publicly traded telecoms equipment company similar to Paradyne based in Oakland, CA. www.zhone.com. Zhone sells its equipment to service providers.

Zhone has a revenue and employee base similar in size to Paradyne. It has broadband access (BLC/DSLAM), narrowband, and fiber transport solutions.

Why is Zhone acquiring Paradyne?

The main business drivers are:

a)	Industry consolidation and the need for scale

b)	Attractiveness of Paradyne’s customer base and products combined with Zhone

c)	Enhanced income statement and balance sheet

Why is Paradyne’s board accepting the offer?

Paradyne and Zhone together will become a much stronger company than either company could become by itself. The combined company will have a better cost position, stronger market presence, and greater breadth of solutions to offer customers.

The combined companies will have a leadership position in the rapidly growing BLC market.

What are the terms of the transaction and when will it take place?

This is stock based transaction. Under the terms of the agreement, Zhone will issue 1.0972 shares of Zhone common stock for each outstanding share of Paradyne common stock, and each option, warrant and other security exercisable or convertible into Paradyne common stock will be assumed by Zhone and become exercisable or convertible into Zhone common stock, with appropriate adjustments based on the merger exchange ratio.

On a fully-diluted basis, the current stockholders of Paradyne will own approximately 37% of the combined company and the current stockholders of Zhone will own approximately 63% of the combined company.

The closure date is targeted for this Fall, early October is the current estimate.

Will Paradyne continue selling its existing solutions?

Yes! Paradyne will continue to support all its product lines, including enhancements and new capabilities.

The integrated Paradyne and Zhone sales team will have access to the product portfolios of the combined company, so this is a bi-directional opportunity to find the best products to fit customers’ needs.

What is the benefit of the merger to our customers?

Paradyne customers will now be working with an entity which has nearly a quarter of a billion dollars in annual sales and a leading position in the industry. Customers will gain access to additional products in an accelerated way, such as the MALC BLC, fiber transport, and 48-port 1U DSLAM solutions.

Who should we direct outside questions to?

Investor relations, 727 530 8082, ir@paradyne.com.

Employee questions should go to Susan Wendling or to your manager.

How can I get more information and when?

We will have an all hands meeting, tentatively scheduled for 1pm today in the Commons. In this meeting we will cover additional items related to the merger as well have Q&A. Please make sure you attend this meeting or dial in. An email will be sent later today with the time confirmation and dial in numbers for remote employees.

In addition to the All Hands, Zhone and Paradyne will hold a joint conference call today at approximately 9:00 a.m. Eastern Time to review the press announcement, which is posted on our website. The call is open to the public by dialing 800.901.5231 for U.S. callers and 617.786.2961 for international callers and entering the passcode 33604131.

This agreement represents a completely new chapter for Paradyne. I look forward to discussing it with you in the All Hands meeting.

Sean